Exhibit 10.14
TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is made as of November 7, 2024, by and between Outbrain Inc. (the “Company”) and Yaron Galai (the “Executive”).

WHEREAS, the Executive has served as co-Chief Executive Officer (“co-CEO”) of the Company;

WHEREAS, the Company and the Executive have mutually agreed to end their employment relationship under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties set forth herein, and for other good and valuable consideration, the Company and the Executive agree as follows:

1.Cessation of Employment.

(a)The Executive shall cease to serve as co-CEO and as an executive officer of the Company effective April 1, 2024.

(b)During the period (the “Transition Period”) from April 1, 2024 through the earlier to occur of (i) December 31, 2024 or (ii) any earlier date of termination of the Executive’s employment (such date herein defined as the “Separation Date”), the Executive shall be employed by the Company as an advisor. During the Transition Period, the Executive shall assist with the transition of his duties and shall continue his work on various Company initiatives as requested by the Company’s CEO. During the Transition Period, the Executive shall make himself available for business purposes by telephone, videoconference and electronic mail to the Company’s CEO, any executive directly reporting to the Company’s CEO, and any employee as requested by the Company’s CEO. The Company’s CEO may further request that the Executive make himself physically available for business purposes at reasonable hours during the Transition Period. The Executive and the Company agree that the Executive’s transition to the advisor role and the terms and conditions of his employment as provided for in this Agreement do not constitute “Good Reason” as defined in the Executive Agreement between the Company and the Executive, dated July 19, 2021 (the “Executive Agreement”).
(c)Effective on the Separation Date: (i) the Executive’s employment with the Company and its affiliates will automatically terminate without the need for any further action by the Company, the Executive, or any other party, and (ii) the Executive hereby resigns from all positions, offices and directorships with the Company and any affiliate and subsidiary of the Company (except as otherwise set forth in Section 2 of this Agreement), as well as from any positions, offices, and directorships of the Company’s and its affiliates’ and subsidiaries’ benefits plans, and programs.

(d)Notwithstanding any other provisions of this Agreement to the contrary, including without limitation Section 7 of this Agreement, except as otherwise provided in Section 5 of this Agreement with respect to the Executive’s outstanding equity awards, if the Executive’s employment is terminated prior to December 31, 2024 due to:

(i)the Executive’s voluntary resignation from employment with the Company or the Company’s termination of the Executive’s employment for Cause (as defined below) (the later a “Disqualifying Termination”), then the Executive shall have no right to receive any payments, benefits, vesting, or other rights provided in this Agreement after the date of such resignation or termination for Cause, provided that, for the avoidance of doubt, Executive shall remain entitled to receive any Base Compensation earned but unpaid through the date of resignation or termination, payment for any earned but unused vacation days and any benefits under any qualified or nonqualifed deferred compensation and defined benefit plans of the Company in which the Executive is a participant, consistent with the Executive’s (or his beneficiaries’) rights under such plans and shall be entitled to retain any equity awards that vested prior to the Separation Date (subject to the written terms and conditions of such vested equity awards); or

(ii)the Executive’s termination of employment by the Company without Cause, or due to the Executive’s death or Permanent Disability (as defined below), then the Executive (or his beneficiaries, as applicable) shall continue to receive all of the payments, benefits, vesting or other rights provided in this Agreement after the date of such resignation or termination through December 31, 2024 as if Executive was still employed by the Company through December 31, 2024.

(e)    For purposes of this Agreement, “Cause,” and “Permanent Disability” shall have the meaning set forth in the Executive Agreement. Additionally, if, during the Transition Period, the Executive becomes employed on a substantially full-time basis by a subsequent employer, the Executive agrees (i) to provide prompt written notice to the Company of such subsequent employment, and (ii) that this Agreement and the Executive’s employment hereunder will be deemed to terminate effective as of the date of employment commencement with the subsequent employer, with such termination to be treated as a voluntary resignation for purposes of this Agreement.

2.        Board of Directors.  The Company shall nominate Executive for reelection to the Company’s Board of Directors (the “Board”) at its annual shareholder meeting in June 2024. The Executive shall not receive any compensation for his service on the Board until after the Separation Date, at which point Executive shall be paid in accordance with any director compensation policy of the Company then in effect.

3.        Payment Obligations. During the Transition Period, the Executive shall receive $35,833.33 monthly, equating to his 2023 annual base salary of Four Hundred and Thirty Thousand Dollars ($430,000) (“Base Compensation”), which shall be prorated (based on the number of months employed during calendar year 2024 if a Separation Date occurs before December 31, 2024) and paid in cash on a semi-monthly basis. All payments during the Transition Period shall be made to the Executive less all applicable taxes, deductions, and other withholdings.

4.    Cash Incentive Program. (a) For calendar year 2024, the Executive shall be eligible to receive an annual cash bonus based upon a target award opportunity of $247,250, which represents 80% of Executive’s Base Compensation for the period of Jan 1, 2024 through March 31, 2024, and 50% of Executive’s Base Compensation for the remainder of the Transition Period (“2024 Bonus”). The 2024 Bonus is subject to achievement of the pre-established 2024 Company performance metrics, as calculated by the Company in the first quarter of 2025, without regard to any individual performance goals otherwise set forth in the Company’s 2024 annual cash bonus plan. The 2024 Bonus shall be made to Executive less all applicable taxes, deductions, and other withholdings at the same time that bonus awards, if any, are made to other participants in the annual cash incentive program generally.

(b)    The Executive shall be paid any bonus award earned under the 2023 annual cash bonus plan at the same time that bonus awards are paid to other participants in the annual cash bonus plan, subject to the terms and conditions of such plan.

5.        Equity. The Executive shall not be granted any equity awards in 2024. The Executive’s RSU and stock option awards shall remain outstanding and continue to vest in accordance with, and subject to, their terms through the Separation Date. Notwithstanding the foregoing, if Company terminates Executive’s employment during the Transition Period (other than a termination resulting from a Disqualifying Termination), the portion of the RSU and stock option awards that would have vested on or before December 31, 2024 shall vest immediately upon the Separation Date. Upon termination of the Executive’s employment resulting from a Disqualifying Termination, all RSU and stock option awards, to the extent unvested, shall be immediately forfeited. In the event of the Executive’s termination of employment for any reason other than a Disqualifying Termination, the Executive shall be entitled to exercise any stock options that were vested or became vested as of the Separation Date until the earlier to occur of (i) the twenty four (24) month anniversary of the Separation Date and (ii) and the end of the term of the option; provided, that, if the Release, as defined below, does not become effective or if the Executive materially breaches the terms of this Agreement during the Restricted Period, as defined below, and has not cured such breach, if curable, within 14 days from the Company’s written notice of the alleged breach, then such options shall terminate immediately upon the deadline for executing the Release, the end of such 14-day cure period or the date of any uncurable breach, as applicable, and no longer be permitted to be exercised.

6.        Benefits. During the Transition Period, the Executive shall continue to participate on the same terms and conditions in the Company’s qualified and nonqualified retirement and deferred compensation plans and in the medical, dental, vision, and life insurance benefit programs in which he currently participates through the Separation Date. Following the Separation Date, the Executive (and his eligible dependents) shall be entitled to continued participation in and benefits under the Company’s health plans (medical, dental, and vision) under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at the same cost to Executive as immediately prior to such termination, for a period of twelve (12) months following the Separation Date (subject to the terms of applicable law, including COBRA); provided, that, if Executive is entitled to participate in a health plan provided by a new employer, any payment by the Company for continued participation in and benefits under the Company’s health plans shall cease (although participation and benefits may continue solely at Executive’s cost, to the extent participation and benefits must be offered under applicable law, including COBRA); provided, further, that, if the new employer’s health plan does not have preexisting condition coverage, Executive may continue participation in and benefits under the Company’s health plans for the balance of the period and at the cost first described above (subject to the terms of applicable law, including COBRA). For the avoidance of doubt, if the Company determines that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect, then, in lieu of providing the COBRA premiums, the Company shall instead pay Executive on the first day of any remaining months of such twelve-month period a fully taxable cash payment equal to the COBRA premium for that month. Executive may, but is not obligated to, use such payment toward the payment of COBRA premiums.

7.        Waiver and Release. Notwithstanding any other terms of this Agreement, the Executive shall not be entitled to receive the 2024 Bonus and benefits pursuant to Section 5 and Section 6 of this Agreement unless, not later than fifteen (15) days after the Separation Date, the Executive has executed the release attached to this Agreement as Exhibit A (the “Release”), and the period during which the Release may be revoked has expired without the Executive having revoked the Release.

8.     Successor to Company. This Agreement shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

9.       Entire Agreement/Modification/Severability.

(a)    The Company and the Executive agree that this Agreement (including the Release to be executed and delivered by the Executive pursuant to Section 7 above) constitutes the full and complete understanding among them and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, concerning the subject matter hereof. All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. Notwithstanding anything in this Section 9(a) or any other provisions of this Agreement to the contrary, the Executive and the Company agree that Sections 6, 7, 8, 9, and 22 of the Executive Agreement, and the terms, conditions and assignment set forth therein, are hereby incorporated in this Agreement and shall remain in full force and effect, and such enumerated sections which shall survive termination of this Agreement in accordance with their terms. Further, notwithstanding any other provisions of this Agreement or the Release to the contrary, Executive shall remain entitled to receive any and all payments for indemnification and/or contribution (including advancement of costs, fees and expenses) from the Company or any of its affiliates under any law, contract, corporate governance document or otherwise.

(b)    This Agreement may not be modified or amended except in writing, signed by the parties hereto, and specifically stating that the writing modifies or amends this Agreement. In the event that any provision of this Agreement, including the applicable sections of the Executive Agreement and/or the Release, is held to be void or unenforceable by a court of competent jurisdiction, the parties jointly request that such provision be deemed modified to the least extent necessary to render it enforceable. In the event that such modification is not feasible, the unenforceable provision shall be severed from this Agreement and all remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable provision had been deleted.

10.        Governing Law/Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York. In any suit, action, or proceeding seeking to enforce any provision of this Agreement, the Executive hereby (a) irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New York or any of the state courts of the State of Florida; (b) waives, to the fullest extent permitted by applicable law, any objection which he may now or hereafter have to the laying of venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum; and (c) agrees that process in any such suit, action, or proceeding may be served on him anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 12 of this Agreement, shall be deemed effective service of process on such party in any such suit, action, or proceeding. The Executive and the Company agree to waive any right to a jury in connection with any judicial proceeding.

11.       Section 409A Compliance. It is intended that this Agreement and any payments made hereunder will comply with, or be exempt from, the provisions of Code Section 409A and all regulations, guidance, and other interpretive authority issued thereunder (“Section 409A”), and this Agreement shall be construed and interpreted and applied in a manner consistent with this intent. Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred. Each and every payment under this Agreement shall be treated as a separate payment under Treasury Regulation Section 1.409A-2(b)(2)(iii). A termination of employment shall be deemed to occur in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Notwithstanding anything else herein to the contrary, if the Executive is determined to be a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), then any payments of deferred compensation within the meaning of Section 409A (after giving effect to the short-term deferral rule and the severance pay exception under applicable Treasury Regulations under Section 409A), due to the Executive that are payable as a result of his termination of employment, shall be delayed until the first day of the seventh calendar month following his termination of employment, but only to the extent that such delay is required in order to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.

Notwithstanding anything herein to the contrary, in no event whatsoever shall the Company or any of its affiliates be liable for any tax, additional tax, interest, or penalty that may be imposed on the Executive pursuant to Section 409A or for any damages for failing to comply with Section 409A.

12.        Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing and delivered to the other party thereto at the following address:

If to the Company:
Veronica Gonzalez
CAO & GC
Outbrain Inc.
vgonzalez@outbrain.com

generalcounsel@outbrain.com

If to the Executive:
Yaron Galai
[home address]

[email address]

Notices shall be deemed duly delivered upon hand delivery at the above address, or one day after deposit with a nationally recognized overnight delivery company, or three days after deposit in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

13.        Assignment. This Agreement is personal in nature to the Company. The rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

15.        Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

/s/ YARON GALAI
Yaron Galai

/s/ VERONICA GONZALEZ
Veronica Gonzalez, CAO & GC
Outbrain Inc.

Exhibit A
FORM OF
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is being entered into by Outbrain Inc. (the “Company”) and ____________ (“Employee”) (together, the “Parties”).
WHEREAS, Employee and The Company are party to an employment agreement, dated _________________, 20___ (the “Employment Agreement”);
WHEREAS, Employee’s employment with the Company is being terminated;
WHEREAS, the Company wishes to provide Employee with certain benefits in exchange for a general release of claims; and
WHEREAS, the Parties wish to resolve all matters related to Employee’s employment with and termination from employment with the Company in an amicable manner.
THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:
1.TERMINATION DATE.
1.1Employee’s termination from employment with the Company is effective __________ (“Termination Date”).
2.VALUABLE CONSIDERATION.
2.1[Benefits to be provided to be specified here.]1
2.2Employee acknowledges that some of the benefits described above are over and above anything owed to him/her by law, contract or under the policies of the Company, and that they are being provided to Employee expressly in exchange for his entering into this Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Employee shall be entitled to no compensation, benefits or other payments or distributions, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates. All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.
1Note: Benefits to be specified shall be the benefits provided under Sections 5(c)(i), (iii) and (iv) of the Employment Agreement, as applicable, as well as a reference to any other payments owed to Employee at the time of termination (e.g., vesting of equity awards).

3.RELEASE, WAIVER AND COVENANTS NOT TO SUE.
3.1In consideration of the payments to be made by the Company to the Employee in Section 2 above, the Employee, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, its divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; the New York Human Rights Law, the New York Labor Law, the New York City Administrative Code, the New York Paid Family Leave Law, the New York Earned Safe and Sick Time Act, the New York City Human Rights Law, the New York City Earned Safe and Sick Time Act, the New York COVID-19 Paid Sick Leave Law, the New York statutory provisions or common law regarding retaliation or discrimination for filing a workers’ compensation claim, any state or local civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company or the termination of his employment with the Company, including any claims arising out of the Employment Agreement (other than enforcement of the severance obligations thereunder) and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these included matters. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge.  The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from enforcing Employee’s rights to (i) Employee’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by the Company; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under the Company’s certificate of incorporation, by-laws, Section 21 of the Employment Agreement, and/or any indemnification agreement entered into between Employee and any Company Released Party; (iv) Employee’s Accrued Benefits (as defined in the Employment Agreement); (v) the payments and benefits due pursuant to Section 5(e) or 5(f), if applicable, of the Employment Agreement; (vi) other benefits or other rights under plans or grants contemplated as earned, surviving or continuing by Section 5(i) of the Employment Agreement; (vii) the enforcement of Section 22 of the Employment Agreement; or (viii) the enforcement of this Agreement. Also, Employee does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.
3.2Employee also agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.
3.3This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Employee signs this Agreement or to any lawsuit Employee may file to enforce this Agreement.
3.4Notwithstanding any provision herein to the contrary, nothing herein is intended to nor shall it limit or prohibit Employee from, or waive any right on Employee’s part to: (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge with, or providing information to the U.S. Equal Employment Opportunity Commission (“EEOC”), the New York State Division of Human Rights (“DHR”), or an equivalent state or local agency; (c) cooperating or participating in any investigation or proceeding conducted by the EEOC, DHR, or equivalent agency regarding any claim of employment discrimination (although in connection with any charge or complaint referenced in (b) or (c) of this paragraph, Employee has waived Employee’s right to personal injunctive relief and to personal recovery, damages and compensation of any kind on the claims released); or (d) initiating or engaging in communication with, responding to any inquiry or subpoena from, or otherwise providing information to any federal or state regulatory, self-regulatory, or enforcement agency or including the EEOC, the DHR, or law enforcement, or to disclose information as otherwise required or protected by applicable law.
4.CONFIDENTIALITY.
4.1Employee agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of the Company, except that he may discuss the terms of this Agreement with his attorney, tax advisor and/or immediate family members, all of whom must also comply with the terms of this Section 4, and as required by law.
4.2Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Nothing in this Agreement prohibits or restricts Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, responding to an inquiry or legal process, or otherwise assisting in any investigation by any governmental or regulatory agency, entity, or official(s) (collectively,

“Governmental Authorities”) regarding a possible violation of law; (ii) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (iii) reporting possible violations of applicable law or regulation to any Governmental Authority or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; or (iv) recovering any award offered by such Governmental Authorities associated with the communications and actions covered in the foregoing provisions of this Section 4.2 (except with respect to any proceedings conducted by the U.S. Equal Employment Opportunity Commission or an equivalent state or local agency). Notwithstanding anything in this Section 4.2 or this Agreement to the contrary, nothing in this Agreement requires the Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 4.2, or to notify the Company that Executive has engaged in any such conduct.
4.3Trade Secrets. In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Employee is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
5.RESTRICTIVE COVENANTS.
Employee acknowledges that Section 6, 7, 8, 9, 12, 15, 17, 18, 19, 22, 23, and 24 of the Employment Agreement survive and are expressly incorporated into this Agreement.
6.KNOWING AND VOLUNTARY RELEASE.
6.1Employee agrees that s/he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.
6.2Employee acknowledges that s/he received this Agreement by __________ and that s/he has [21] [45] days in which to consider whether to sign this Agreement.
6.3EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

7.ENTIRE AGREEMENT AND SEVERABILITY.
7.1The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have.
7.2Employee and the Company further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.
8.APPLICABLE LAW.
8.1This Agreement is governed by the laws of the state of New York.
9.EFFECTIVE DATE.
9.1To accept the terms of this Agreement, Employee must sign this Agreement on or after ____________ and deliver it by email or regular mail to [__________].
9.2This Agreement becomes effective and binding on the parties eight days after the date on which it is executed by Employee (“Effective Date”) if not revoked pursuant to the terms of Section 9.3 below.
9.3Employee may revoke this Agreement during this seven-day period prior to the Effective Date (“Revocation Period”) by delivering a written notice of revocation to [__________].
9.4This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL DESPITE BEING ADVISED BY THE COMPANY TO CONSULT COUNSEL REGARDING THE TERMS HEREOF, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE __________________________________ Date: _____________________________	OUTBRAIN INC. By: _______________________________ Title: _____________________________ Date: ______________________________